        Savings Plan for Salaried Employees of The Stanley Works

                     Audited Financial Statements
                      and Supplemental Schedules


                    Years ended December 31, 1993 and 1992





  Contents

  Report of Independent Auditors                                       1

  Audited Financial Statements

  Statement of Financial Condition at December 31, 1993                2
  Statement of Financial Condition at December 31, 1992                3
  Statement of Income and Changes in Plan Equity for the Year Ended
  December 31, 1993                                                    4
  Statement of Income and Changes in Plan Equity for the Year Ended
       December 31, 1992                                               5
  Notes to Financial Statements                                        6


  Supplemental Schedules

  Assets Held for Investment                                          11
  Transactions or Series of Transactions in Excess of 5% of the
  Current Value of Plan Assets                                        12

  Report of Independent Auditors

  Pension Committee of the Board of Directors
  The Stanley Works

  We have audited the accompanying statements of financial condition of the Savings Plan for Salaried Employees of The Stanley Works as of December 31, 1993 and 1992, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 1993 and 1992, and its income and changes in plan equity for the years then ended, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1993, and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1993 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1993 financial statements taken as a whole.

                                             Ernst & Young

  March 18, 1994



          Savings Plan for Salaried Employees of The Stanley Works
                      Statement of Financial Condition
                              December 31, 1993
                                    Stanley              Unallocated
                                    Stock       Loan      Stanley
                                    Fund        Fund      Stock Fund     Total
  Assets
  Investments, at current market
    value:
      The Stanley Works
        Common Stock:
         3,165,104 shares (cost
           $77,647,302)   $140,847,128                          $140,847,128
         5,044,086 shares
           (cost $181,564,822)                    $224,461,827   224,461,827
      Short-term investments 1,021,005                   7,683     1,028,688
                           -------------------------------------------------
                           141,868,133             224,469,510   366,337,643

  Dividends and
    interest receivable      1,073,558               1,724,163     2,797,721
  Loans to participants                 $5,500,195                 5,500,195
  Due from Savings Plan for
    Hourly Paid Employees
    of The Stanley Works       157,530                               157,530
                          --------------------------------------------------
                          $143,099,221  $5,500,195  226,193,673  374,793,089
                          ==================================================
Liabilities and plan equity
  Liabilities:
    Due to Retirement Plan for
      Salaried Employees of
      The Stanley Works   $   163,434                             $  163,434
    Debt                                            199,879,591  199,879,591
    Deferred employer
      contributions         1,088,466                              1,088,466
    Plan forfeitures          206,022                                206,022
    Benefits payable        1,402,969                              1,402,969
                          --------------------------------------------------
                            2,860,891               199,879,591  202,740,482

  Plan equity             140,238,330  $  5,500,195  26,314,082  172,052,607
                         ---------------------------------------------------
                         $143,099,221  $  5,500,195 226,193,673  374,793,089
                         ===================================================

See accompanying notes.

              Savings Plan for Salaried Employees of The Stanley Works
                          Statement of Financial Condition
                                 December 31, 1992
                               Stanley              Unallocated
                                Stock       Loan      Stanley
                                 Fund       Fund    Stock Fund     Total

  Assets
  Investments, at current market
    value:
      The Stanley Works
        Common Stock:
         3,009,472 shares (cost
           $70,556,560)  $127,902,560                             $127,902,560
         5,352,255 shares
           (cost $191,291,733)                     $227,470,838    227,470,838
      Short-term investments  864,000                     3,000        867,000
                          ----------------------------------------------------
                          128,766,560               227,473,838    356,240,398

  Cash (overdraft)                716                      (165)           551
  Dividends and interest
    receivable                987,573                  1,778,028     2,765,601
  Loans to participants                 $ 5,569,694                  5,569,694
  Due from Savings Plan for
    Hourly Paid Employees
    of The Stanley Works       95,753                                   95,753
                         -----------------------------------------------------
                         $129,850,602   $ 5,569,694 $229,251,701  $364,671,997
                         =====================================================
Liabilities and plan equity
  Liabilities:
    Due to Retirement Plan for
      Salaried Employees of
      The Stanley Works   $    163,434                              $  163,434
    Debt                                             $204,922,630  204,922,630
    Deferred employer
      contributions            923,336                                 923,336
    Plan forfeitures           210,772                                 210,772
    Benefits payable           712,775                                 712,775
                            --------------------------------------------------
                             2,010,317                204,922,630  206,932,947

  Plan equity              127,840,285  $ 5,569,694    24,329,071  157,739,050
                          ----------------------------------------------------
                          $129,850,602  $ 5,569,694   229,251,701  364,671,997
                          ====================================================

  See accompanying notes.

                     Savings Plan for Salaried Employees of The Stanley Works
                          Statement of Income and Changes in Plan Equity
                                  Year ended December 31, 1993
                           Stanley                   Unallocated
                            Stock        Loan          Stanley
                            Fund         Fund         Stock Fund      Total
 Investment income:
     Dividends           $  4,188,809              $  6,921,604   $ 11,110,413
     Interest                  41,528  $  384,173        33,853        459,554
                          ----------------------------------------------------
                            4,230,337     384,173     6,955,457     11,569,967
  Net realized and unrealized
     appreciation in The Stanley
     Works Common Stock     9,730,283                 6,717,900     16,448,183
  Contributions:
     Employee              11,294,400                               11,294,400
     Employer               5,994,747                                5,994,747
     Transfers from Savings Plan for
       Hourly Paid Employees of
       The Stanley Works      139,047                                  139,047
                          ----------------------------------------------------
                           17,428,194                               17,428,194
  Withdrawals:
     In cash              (10,437,951)                             (10,437,951)
     In The Stanley Works Common
       Stock               (3,581,491                               (3,581,491)
     Transfers to Retirement Plan for
       Salaried Employees of The
       Stanley Works         (284,789)                                (284,789)
                           ---------------------------------------------------
                          (14,304,231)                             (14,304,231)

  Administrative
    expenses                 (120,533)                                (120,533)
  Plan forfeitures           (206,022)                                (206,022)
  Interest expense                                  (16,502,001)   (16,502,001)
  Interfund
    transfers--net         (4,359,983)   (453,672)     4,813,655
                           ---------------------------------------------------
  Net
    increase (decrease)    12,398,045     (69,499)     1,985,011    14,313,557
  Plan equity at
    beginning of year     127,840,285   5,569,694     24,329,071   157,739,050
                         -----------------------------------------------------
  Plan equity at
    end of year          $140,238,330  $5,500,195   $ 26,314,082  $172,052,607
                         =====================================================

  See accompanying notes.


               Savings Plan for Salaried Employees of The Stanley Works
                    Statement of Income and Changes in Plan Equity
                            Year ended December 31, 1992
                               Stanley                  Unallocated
                                Stock        Loan         Stanley
                                Fund         Fund       Stock Fund      Total
  Investment income:
     Dividends          $  3,737,041                $  7,059,682  $ 10,796,723
     Interest                 38,805   $   388,759        46,182       473,746
                           ---------------------------------------------------
                           3,775,846       388,759     7,105,864    11,270,469
  Net realized and unrealized
    appreciation in The
    Stanley Works Common
    Stock                  9,277,986                   4,452,040    13,730,026
  Contributions:
    Employee              11,061,742                                11,061,742
    Employer               5,099,206                                 5,099,206


    Transfers from Savings
      Plan for Hourly Paid
      Employees of
       The Stanley Works     359,926                                   359,926
                          ----------------------------------------------------
                          16,520,874                                16,520,874
  Withdrawals:
    In cash               (8,748,952)                               (8,748,952)
    In The Stanley Works
      Common Stock        (3,156,367)                               (3,156,367)
    Transfers to Retirement
      Plan for Salaried
      Employees of The
       Stanley Works        (362,675)                                 (362,675)
                          ----------------------------------------------------
                         (12,267,994)                              (12,267,994)
  Administrative expenses    (83,734)                                  (83,734)
  Plan forfeitures          (210,772)                                 (210,772)
  Interest expense                                   (16,916,982)  (16,916,982)
  Interfund transfers--net(4,768,886)      (53,186)    4,822,072         -
                          ----------------------------------------------------
  Net increase (decrease) 12,243,320       335,573      (537,006)   12,041,887
  Plan equity at
    beginning of year    115,596,965     5,234,121    24,866,077   145,697,163
                         -----------------------------------------------------
  Plan equity at
    end of year         $127,840,285    $5,569,694   $24,329,071  $157,739,050
                        ======================================================

  See accompanying notes.

     Savings Plan for Salaried Employees of The Stanley Works
                   Notes to Financial Statements

                        December 31, 1993


  1. Significant Accounting Policies

  Investments
  Plan investments consist primarily of shares of The Stanley
  Works Common Stock (hereinafter referred to as Stanley Stock,
  Common Stock or shares). The Stanley Works Common Stock is


  traded on a national exchange and is valued at the last reported sales price on the last business day of the plan year. Short-term investments consist of short-term bank-administered trust funds which earn interest daily at rates approximating U.S. Government securities; cost approximates market value.

  Dividend Income
  Dividend income is accrued on the ex-dividend date.

  Gains or Losses on Sales of Investments
  Gains or losses realized on the sales of investments are determined based on average cost.

  Expenses
  Administrative expenses not paid by The Stanley Works (the
  Company) are paid by the Plan.

  Reclassifications
  Certain amounts for 1992 have been reclassified to conform to 1993 presentation.

  2. Description of the Plan

  The Plan operates as a leveraged employee stock ownership plan, is designed to comply with the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan is a voluntary savings, defined contribution plan for eligible United States salaried employees of The Stanley Works.

  Participants may contribute, through pre-tax payroll deductions, generally up to 12% of their salary. Participant contributions are matched in an amount equal to 50% of a participant's pre-tax contribution to a maximum of 3 1/2% of the participant's salary.

  Effective July 1, 1985, participant and Company matching contributions are invested in the Stanley Stock Fund with a guarantee, which, if necessary, is satisfied by the Retirement Plan for Salaried Employees of The Stanley Works, that the investment return on such stock acquired with employee contributions will not be less than an investment return based on two-year U.S. Treasury notes. This investment return guarantee also is applicable to total cumulative retirement account balances and cumulative employee savings account balances at June 30, 1985.

      Savings Plan for Salaried Employees of The Stanley Works

  2. Description of the Plan (continued)

  The assets of the Plan are held in trust by an independent corporate trustee (the Trustee) pursuant to the terms of a written Trust Agreement between the Trustee and the Company. State Street Bank and Trust Company has been selected by the Board of Directors of the Company as Trustee.

  Participants are vested in 100% of the value of Company matching contributions made on their behalf after five years of service, with no vesting in the matching contributions during the first through fifth years of service.

  Benefits generally are distributed upon termination of employment from death, disability, retirement or other termination. Normally, a lump-sum distribution is made in cash or shares of Common Stock or, in certain cases, a combination thereof, at the election of the participant.

  During active employment, subject to financial hardship rules, participants may withdraw, in cash only, all or a portion of vested amounts in their accounts.

  Participants may borrow from their savings account up to an aggregate amount equal to the lesser of $50,000 or 50% of the value of their vested interest in such accounts with a minimum loan of $1,000. Each loan is evidenced by a negotiable promissory note bearing a rate of interest equal to the prime rate as reported in The Wall Street Journal on the first business day of the month immediately preceding the calendar quarter during which the loan was made, which is payable, through payroll deductions, over a term of not more than five years. Starting in 1989, a participant may take up to ten years to repay the loan if the money is used to purchase a principal residence. Only one loan per participant may be outstanding at any time.

  Effective for loans made after 1986, the $50,000 loan amount limitation is reduced by the participant's highest outstanding loan balance during the 12 months preceding the date the loan is made. If a loan is outstanding at the time a distribution becomes payable to a participant (or beneficiary), the distribution is made net of the loan outstanding and the distribution shall fully discharge the Plan with respect to the participant's account value attributable to the outstanding loan balance.

  The  Plan  borrowed  $54,500,000  from  a  group   of  financial
  institutions and $153,500,000 from the Company (see Notes 3 and 4) to acquire 1,683,213 and 4,134,680 shares, respectively, of


  Common Stock from the Company's treasury and previously unissued shares. The shares purchased from the proceeds of the loans were placed in the Unallocated Stanley Stock Fund (the Unallocated Fund). Under the loan agreement with the financial institutions, the Company guaranteed the loan and is obligated to make annual contributions sufficient to enable the Plan to repay the loan plus interest.

      Savings Plan for Salaried Employees of The Stanley Works

  2. Description of the Plan (continued)

  The Unallocated Fund makes monthly transfers of shares, in accordance with Plan provisions, to the Stanley Stock Fund in return for proceeds equivalent to the closing fair market value of the shares on the day prior to the transfer date. These proceeds, along with dividends received on allocated and unallocated shares and additional Company contributions, if necessary, are used to make monthly payments of principal and interest on the debt. Remaining unallocated dividends, if any, are applied to reduce the Company's matching contributions. As dividends on the allocated shares are applied to the payment of debt service, shares having a fair market value at least equal to the amount of the dividends so applied are allocated to the savings accounts of participants who would otherwise have received cash dividends. Forfeitures of nonvested employee accounts are used to reduce Company matching contributions.

  The fair market value of shares released from the Unallocated Fund pursuant to loan repayments made during any year may exceed the total of employee contributions and Company matching contributions for that year. If that occurs, all participants who made contributions at any time during that year and who are employed by the Company on the last day of that year receive, on a pro rata basis, such excess value.

  Each participant is entitled to exercise voting rights attributable to the shares allocated to the participant's account. The Trustee is not permitted to vote participant shares for which instructions have not been given by the participant. Shares in the Unallocated Fund are voted by the Trustee in the same proportion as allocated shares.

  The Company reserves the right to terminate the Plan at any time, subject to Plan provisions. Upon such termination of the Plan, the interest of each participant in the trust fund will be distributed to such participant at the time prescribed by the Plan terms and the Internal Revenue Code.

  The Plan sponsor has engaged The Wyatt Company to maintain separate accounts for each participant. Such accounts are credited with each participant's contributions, the allocated portion of the Company's matching contribution, related gains, losses and dividend income, and loan activity.

  There were 4,547 and 4,532 participants (4,002 and 4,100 of whom were active employees) in the Plan as of December 31, 1993 and 1992, respectively, of whom 1,127 and 1,128, respectively, had loans outstanding.

      Savings Plan for Salaried Employees of The Stanley Works

  3. Debt

  Debt consisted of the following at December 31:
                                                       1993          1992
     Note payable in monthly installments to 1993
                with interest at 6.78%                           $1,750,000
     Note payable in monthly installments to 2001
                with interest at 7.71%            $47,496,679    50,406,710
     Note payable to the Company in monthly
                installments to 2026
                with interest at 8.3%             152,382,912   152,765,920
                                                ---------------------------
                                                 $199,879,591  $204,922,630
                                                 ==========================

  The scheduled maturities of debt for the next five years are as follows: 1994--$4,981,000; 1995--$5,718,000; 1996--$5,470,000;
  1997--$5,860,000 and 1998--$6,350,000.

  The note payable to the Company is secured by shares held in the Unallocated Stock Fund. The number of shares held as security is reduced as shares are released to the Stanley Stock Fund pursuant to principal and interest payments. During the year, 112,610 shares were released and at December 31, 1993, 3,843,852 shares were pledged as security.

  Payment of the Plan's debt has been guaranteed by the Company. Should the principal and interest due exceed the dividends paid on shares held in the Stanley Stock and Unallocated Stock Funds, and employee and Company matching contributions, the Company is responsible for funding such shortfall.

  4. Transactions with Parties-in-Interest

  Fees paid during 1993 and 1992 for management and other services rendered by parties-in-interest were based on customary and reasonable rates for such services. The majority of such fees were paid by The Stanley Works. Fees incurred and paid by the Plan during 1993 and 1992 were $120,533 and $83,734, respectively.

  In 1991, the Plan borrowed $153,500,000 from The Stanley Works, the proceeds of which were used to purchase 4,134,680 shares of Company Stock from the Company. The Plan made $13,047,932 of principal and interest payments related to such debt in 1993; at December 31, 1993, $152,382,912 was outstanding on such debt.

      Savings Plan for Salaried Employees of The Stanley Works

  5. Income Tax Status

  The Internal Revenue Service has  ruled (letter dated August 10,
  1990) that the Plan and the trust qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC) and are therefore not subject to tax under present income tax law. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Pension Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

  Plan participants are not subject to federal income taxes on employer contributions, employee contributions to the extent that they are below the IRS limitation, or on dividends accruing to their accounts until taxable distributions are made from the Plan. Lump-sum distributions are taxable to the extent of realized appreciation of the participant's account, employer's contributions and the employee's contributions.


        Savings Plan for Salaried Employees of The Stanley Works

                                 Assets Held for Investment

                                      December 31, 1993

                        Description of Investment,
  Identity of Issue,      Including Maturity Date,
  Borrower, Lessor          Rate of Interest, Par or                  Current
  or Similar Party            Maturity Value             Cost          Value

  Common Stock:
    The Stanley Works*     8,209,190 shares of
                             Common Stock           $259,212,124  $365,308,955

  Trust Fund:
    State Street Bank and    Short-Term Investment
       Trust Company*         Fund--United States
       (GSTIF)                Government securities    1,006,073     1,006,073

    State Street Bank and
       Trust Company*        Short-Term Investment
       (STIF)                Fund--Pooled Bank Fund       22,615        22,615

    Loans to participants    Promissory notes at prime rate
                               with maturities of not more
                               than five years         5,500,195     5,500,195
                                                    --------------------------
  Total investments                                 $265,741,007  $371,837,838
                                                    ==========================

  * Indicates party-in-interest to the Plan.


  Savings Plan for Salaried Employees of The Stanley Works
Transactions or Series of Transactions in Excess of 5% of the Current Value of Plan Assets
  Year ended December 31, 1993                                                                    Current
                                                                           Expenses               Value of
Identity of        Purchase Description    Selling     Lease      Rental  Incurred                Asset on
Party Involved          of Assets          Price       Price                with        Cost of   Transaction    Net Gain
                                                                          Transaction   Asset      Date            (Loss)
  Category (iii)--series of transactions in excess of 5 percent of plan assets

  State Street     Short-Term Investment
   Bank and Trust    Fund--United States
   Company*          Government securities                                          $22,618,301 $22,618,301

  State Street     Short-Term Investment
   Bank and Trust    Fund--United States
    Company*         Government securities $22,417,228                               22,417,228  22,417,228



  There were no category (i), (ii) or (iv) reportable transactions during 1993.
  * Indicates party-in-interest to the Plan.